EXHIBIT 21
SUBSIDIARIES OF HEALTHMARKETS

Subsidiary	Jurisdiction

The MEGA Life and Health Insurance Company	Oklahoma
Mid-West National Life Insurance Company of Tennessee	Texas
The Chesapeake Life Insurance Company	Oklahoma
HealthMarkets Insurance Company	Oklahoma
United Group Reinsurance, Ltd	Turks and Caicos Islands
Fidelity First Insurance Company	Texas
Performance Driven Awards, Inc	Texas
Success Driven Awards, Inc	Texas
HealthMarkets Lead Marketing Group	Delaware
United Management Services, Inc	New York
New United Agency, Inc	Delaware
The National Student Association, LLC	Texas
CFLD-I, Inc	Delaware
UICI Funding Corp. 2	Delaware
Benefit Administration for the Self-Employed, LLC	Iowa
ZON Re — USA, LLC	Nevada
HealthMarkets, LLC	Delaware
Grapevine Finance LLC	Delaware